Exhibit (b)(3)

EXECUTION

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198		ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281

BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036		MUFG 1221 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

June 2, 2016

Project Revere

$1,100,000,000 Senior Secured Term Loan B Facility

Commitment Letter

RJS Merger Sub Inc.

c/o CRJ Parent LLC, RPH Parent LLC and SPH Parent LLC
712 Fifth Avenue, 36th Floor
New York, NY 10019
Attention: Christopher Abbate

Ladies and Gentlemen:

CRJ Parent LLC, RPH Parent LLC and SPH Parent LLC, each a Delaware limited liability company (together, “Parent”) and RJS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with Parent, “you” or the “Purchasers”), formed and controlled by affiliates of Riverstone Holdings LLC (together with its fund affiliates, the “Sponsor”), have advised Goldman Sachs Bank USA (“GS”), Royal Bank of Canada (“RBC”), RBC Capital Markets1 (“RBCCM”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), Deutsche Bank AG New York Branch (“DB”), Deutsche Bank Securities Inc. (“DBSI”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and MUFG (as defined below) (collectively,

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

the “Commitment Parties,” “us” or “we”) that you intend to acquire (the “Acquisition”) certain equity interests of Talen Energy Corporation, a Delaware corporation (the “Company”) pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”),between the Purchasers and the Company and to consummate certain transactions described therein (the “Transactions”), in each case on the terms and subject to the conditions set forth in this commitment letter and Schedule 1 and Exhibits A and B hereto (collectively, the “Commitment Letter”). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto. For the purposes of this Commitment Letter and the Fee Letter referred to below, “MUFG” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., Mitsubishi UFJ Securities (USA) Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.

In connection with the Transactions and for working capital and other general corporate purposes of Talen Energy Supply, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “Borrower”), you are requesting a financing facility of up to $1,100 million under a senior secured term loan B facility (the “Term Loan Facility”) having the terms set forth in Exhibit A (the “Term Sheet”).

1.          Commitments.

Each of the Commitment Parties hereby commits, on a several and not joint basis, in accordance with the percentages set forth on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), to make available to the Borrower the entire principal amount of the Term Loan Facility (collectively, the “Commitments”) on the date of consummation of the Acquisition (the “Acquisition Funding Date”), subject only to the satisfaction or waiver of the conditions set forth on Exhibit B hereto. Notwithstanding the foregoing and for the avoidance of doubt, the Commitments shall be automatically and ratably reduced by an amount equal to the Backstop Term Loan Facility upon the occurrence of the Change of Control Expiration Date in accordance with the terms of the “Commitment Reduction” provision set forth in Exhibit A hereto. For the avoidance of doubt, no Commitment Parties (nor any of their respective affiliates) shall be obligated, in their respective capacities as Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or otherwise, to consent to any amendments, modifications or waivers in respect of the Existing Credit Agreement (including the Consent Agreement).

2.          Titles and Roles.

It is agreed that GS, RBCCM, Barclays, CS Securities, DBSI, MSSF and MUFG will act as joint lead arrangers and joint bookrunners for the Term Loan Facility (acting in such capacities, the “Lead Arrangers”).

It is understood and agreed that (a) (i) GS will have “left” placement in any marketing materials or other documentation used in connection with the Term Loan Facility, having the roles and responsibilities customarily associated with such name placement and (ii) RBCCM will have “right” placement in any marketing materials or other documentation used in connection with the Term Loan Facility, having the roles and responsibilities customarily associated with such name placement, and (b) GS hereby agrees to act as sole administrative agent under the Term Loan Facility (in such capacity, the “Agent”) for the Term Loan Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Fee Letter (as defined below).

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and the

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Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid to any Term Loan Lender (as defined below) in order to obtain its commitment to participate in the Term Loan Facility unless you and we shall so reasonably agree.

3.          Syndication.

We intend to syndicate the Term Loan Facility to a group of lenders identified by us in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed) (together with the Commitment Parties, the “Term Loan Lenders”); provided that we will not syndicate the Term Loan Facility to (a) any bank, financial institution, institutional lender, investor or fund identified in writing by the Purchasers to the Lead Arrangers on or prior to the date of this Commitment Letter or (b) to competitors of the Company specified to the Lead Arrangers in writing from time to time (other than bona fide debt funds or entities that invest in commercial loans in the ordinary course of business) (such persons, together with their affiliates that are reasonably identifiable by name or otherwise identified in writing by the Purchasers, collectively, the “Disqualified Institutions”). Notwithstanding the Lead Arrangers’ right to syndicate the Term Loan Facility and receive commitments with respect thereto, other than pursuant to an assignment among GS and GSLP (as defined below), the Commitment Parties will not be relieved, released or novated from their respective obligations hereunder, including their respective obligation to fund all or any portion of their commitments hereunder until the Acquisition Funding Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of syndication of the Term Loan Facility is not a condition precedent to the availability and initial funding of the Term Loan Facility.

The Lead Arrangers intend to commence syndication efforts with respect to the Term Loan Facility promptly and from the date of your acceptance of this Commitment Letter until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is sixty (60) days after execution of all Definitive Documentation (such period, the “Syndication Period”) and you agree to assist the Lead Arrangers in completing a syndication of the Term Loan Facility reasonably satisfactory to the Lead Arrangers and you. Such assistance shall, during the Syndication Period, include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s existing banking relationships, (b) facilitating direct contact between appropriate members of your and the Sponsor’s senior management, on the one hand, and the proposed Term Loan Lenders, on the other hand (and, pursuant to your rights under the Merger Agreement, your using commercially reasonable efforts to ensure such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Term Loan Lenders, on the other hand), in all cases at times and locations to be mutually agreed upon, (c) your and the Sponsor’s assistance (and using your commercially reasonable efforts to cause the Company to assist, pursuant to your rights under the Merger Agreement) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Term Loan Facility, subject, in the case of information relating to the Company and its subsidiaries, to the limitations on your rights as set forth in the Merger Agreement and it being understood that the only financial statements which you shall be required to provide to the Lead Arrangers are the financial statements specifically provided for in Exhibit B hereto and no third-party consultant reports shall be required to be delivered to the Lead Arrangers, (d) your using commercially reasonable efforts to obtain a public corporate credit rating, a public corporate family rating and ratings for the Term Loan Facility (but, for the avoidance of doubt, in each case no specific rating shall be required) from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., not later than the date of commencement of primary syndication of the Term Loan Facility, (e) the hosting, with the Lead Arrangers and appropriate members of your and the Sponsor’s senior management, of meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective Term Loan Lenders (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Lead Arrangers and you) at times and

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locations to be mutually agreed and (f) prior to the end of the Syndication Period, your ensuring (and with respect to the Company, your using commercially reasonable efforts to ensure) that there are no competing issues of debt facilities (other than the Term Loan Facility) by you, the Borrower, the Company or its respective subsidiaries being offered, placed or arranged without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), if, in the reasonable good faith judgment of the Lead Arrangers, such offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Term Loan Facility (it being understood and agreed that the Company’s and its subsidiaries’ working capital facilities (including, without limitation, borrowings under the Existing Credit Agreement), deferred purchase price obligations and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Term Loan Facility). Notwithstanding anything contained in this Commitment Letter, the Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary neither the commencement nor the completion of the syndication of the Term Loan Facility, nor the obtaining of any ratings (or updates to ratings), nor the compliance with any of the provisions of this Commitment Letter (other than Exhibit B), shall constitute a condition precedent to the availability and initial funding of the Term Loan Facility.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 3), all aspects of the syndication of the Term Loan Facility, including decisions as to the selection of prospective Term Loan Lenders to be approached and when they will be approached, when the Term Loan Lenders’ commitments will be accepted, which Term Loan Lenders will participate, the allocation of the commitments among the Term Loan Lenders and the amount and distribution of fees among the Term Loan Lenders.

You acknowledge that (a) the Lead Arrangers will make available an information package and presentation to the proposed syndicate of Term Loan Lenders by posting the information package and presentation on IntraLinks, SyndTrak or another similar electronic system, in each case subject to a standard “click through” or similar confidentiality arrangements substantially consistent with the second paragraph set forth in Section 9 hereof, and (b) certain of the prospective Term Loan Lenders may be “public side” Term Loan Lenders (i.e., lenders that have personnel that do not wish to receive material non-public information within the meaning of the United States federal and state securities laws (“MNPI”) with respect to you, the Company, your or its respective subsidiaries, or the respective securities of any of the foregoing (each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to (and, pursuant to your rights under the Merger Agreement, to use commercially reasonable efforts to cause the Company to) assist us in preparing an additional version of the information package and presentation consisting exclusively of information and documentation with respect to you, the Company, your or its respective subsidiaries, the respective securities of any of the foregoing that is either publicly available or not material with respect to you, the Company, your or its respective subsidiaries or the securities of any of the foregoing or the Acquisition for purposes of United States federal securities laws (the “Public Package”). It is understood that in connection with your and the Sponsor’s assistance described above, customary authorization letters will be included in the Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Term Loan Lenders, confirm that the Public Package does not include MNPI about you, the Company, any of your or its respective subsidiaries, the securities of any of the foregoing and includes a representation substantially consistent with the representation referred to in Section 4 hereof, and the Public Package will contain customary language exculpating you, the Company, any of your or its respective subsidiaries and affiliates and the Commitment Parties and their respective affiliates, with respect to any liability related to the use of the contents of the Public Package. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Term Loan Lenders, including prospective

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Public Lenders (except to the extent you notify us to the contrary and provided that you have been given a reasonable opportunity to review such documents and comply with United States Securities and Exchange Commission disclosure obligations): (i) the Term Sheets, (ii) drafts and final Definitive Documentation with respect to the Term Loan Facility, (iii) administrative materials prepared by the Lead Arrangers for prospective Term Loan Lenders (such as Term Loan Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Term Loan Facility. You also agree, at our request, to identify (or, in the case of information relating to the Company, use commercially reasonable efforts to identify) information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC.” All information that is not specifically identified as “PUBLIC” (including the Projections (as defined below)) shall be treated as being suitable only for posting to private Term Loan Lenders. By marking such materials “PUBLIC” you shall be deemed to have authorized the Commitment Parties and the potential Term Loan Lenders to treat such materials as not containing MNPI.

4.          Information.

You hereby represent that as of the Acquisition Funding Date (with respect to information relating to the Company and its subsidiaries, to your knowledge) (a) all written information concerning you and your subsidiaries and the Company and its subsidiaries, other than any estimates, forecasts, projections and other forward looking information with respect to the Purchasers, the Company and their respective subsidiaries delivered pursuant to the Commitment Letter in connection with the Acquisition and the preparation of the Confidential Information Memorandum (the “Projections”) and information of a general economic or industry-specific nature, that has been or will be made available to any of us by you, or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Acquisition Funding Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Acquisition Funding Date with respect to Information and Projections concerning the Company and its subsidiaries, you will, subject to any applicable limitations on your rights as set forth in the Merger Agreement, use commercially reasonable efforts to) supplement the Information and the Projections so that the representations in the preceding sentence remain true (to your knowledge with respect to information relating to the Company and its subsidiaries) in all material respects. You understand that in arranging and syndicating the Term Loan Facility we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibilities for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary in this Commitment Letter, you will not be obligated to supplement such Information or the Projections to reflect changes in commodity prices, market heat rates, interest rates, regulatory issues of general applicability, general market conditions or similar assumptions relating to, or impacting, the Company’s businesses.

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5.          Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

6.          Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the terms of the Definitive Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Acquisition Funding Date if the conditions set forth on Exhibit B hereto are satisfied or waived by the applicable Lead Arrangers, (b) the only conditions (express or implied) to the availability of the Term Loan Facility on the Acquisition Funding Date are those expressly set forth on Exhibit B hereto, and such conditions shall be subject in all respects to the provisions of this paragraph and (c) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility on the Acquisition Funding Date shall be (x) such of the representations made by the Company in the Merger Agreement with respect to the Borrower as are material to the interests of the Term Loan Lenders, but only to the extent that you or your applicable affiliate has the right to terminate your (or its) obligations under the Merger Agreement or refuse to consummate the Acquisition) as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and the Subsidiary Guarantors (as defined in the Existing Credit Agreement) in the Definitive Documentation or the existing Guarantee and Collateral Agreement, as the case may be, and (d) to the extent the Merger Agreement Representations with respect to the Borrower and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Acquisition Funding Date. As used herein, the “Specified Representations” shall mean the representations and warranties set forth in the Definitive Documentation or the existing Guarantee and Collateral Agreement, as the case may be, made with respect to the Borrower and the Subsidiary Guarantors relating to: organizational existence; organizational power and authority (as it relates to due authorization, execution and delivery of the Definitive Documentation); due authorization, execution and delivery of the Definitive Documentation, and enforceability, in each case, as it relates to entering into and performance under the Definitive Documentation; no conflicts of the Definitive Documentation with charter documents or material debt agreements; solvency; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Term Loan Facility not in violation of OFAC and the FCPA; and the creation, validity and perfection of security interests in the Collateral (it being understood that to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or the delivery of certificates evidencing equity interests) is not provided on the Acquisition Funding Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Term Loan Facility on the Acquisition Funding Date but shall be required to be delivered after the Acquisition Funding Date pursuant to arrangements to be mutually agreed). This paragraph, and the provisions contained herein, are referred to in this Commitment Letter as the “Limited Conditionality Provision.”

7.          Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives and their successors and assigns (each, an “indemnified person”) from and against any and all out-of-pocket losses, claims, damages and liabilities to which any such

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indemnified person may become subject resulting from or in connection with this Commitment Letter, the Fee Letter, the Term Loan Facility, the use of the proceeds thereof, the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), and to reimburse each indemnified person within 30 days following written demand therefor for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one external counsel to such indemnified persons, taken as a whole and, solely in the case of an actual or potential conflict of interest where the indemnified person informs you of such conflict, one additional external counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local external counsel in any relevant jurisdiction to all such persons, taken as a whole)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they result from (i) the willful misconduct, bad faith or gross negligence of, such indemnified person (or any of its Related Parties (as defined below)) or a material breach by such indemnified person (or any of its Related Parties) of its obligations under this Commitment Letter or the Fee Letter, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any disputes solely among indemnified persons and not resulting from any act or omission of you or any of your affiliates and; provided further, that, in the case of clause (i), each Commitment Party, as the case may be, will promptly repay such portion of the reimbursed amounts paid to such person or its respective Related Parties that is attributable to expenses incurred in relation to such persons’ act or omission subject to such finding by such court, and (b) if the Acquisition Funding Date occurs or solely to the extent of Break-Up Compensation as set forth in the Fee Letter, to reimburse each Commitment Party from time to time within 30 days after receipt of an invoice thereafter, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole)), incurred in connection with the Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Definitive Documentation).

If any person is entitled to indemnification under this section with respect to any Proceeding brought by a third party that is also brought against you or any of your affiliates, you will be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the applicable indemnified person. Upon your assumption of the defense of any such Proceeding, such indemnified person will have the right to participate in such Proceeding and to retain its own counsel but you will not be liable for any legal expenses of other counsel subsequently incurred by such indemnified person in connection with the defense thereof unless (i) you have agreed in writing to pay such fees and expenses, (ii) you have failed to employ counsel reasonably satisfactory to such indemnified person in a timely manner or (iii) such indemnified person has been advised by counsel that there are actual or potential conflicts of interest between you and such indemnified person. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties)) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Definitive Documentation by, such

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indemnified person (or any of its Related Parties), as applicable, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, you, or any of your or their respective affiliates, or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Term Loan Facility (including the use or intended use of the proceeds of the Term Loan Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above.

For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified persons and its (or their) respective affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

8.          Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party is a full service financial firm and as such from time to time may effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby. The Commitment Parties may have economic interests that conflict with those of you and the Company. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Term Loan Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, (ii) no Commitment Party has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates and (iii) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties have not provided any legal, accounting, regulatory or tax advice.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the

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performance by them or their affiliates of services for such other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted under Section 9 below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, Goldman, Sachs & Co. and RBC Capital Markets have each been retained by the Sponsor (or one of its affiliates) as a financial advisor (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. and RBC Capital Markets as the Financial Advisors and (ii) that such relationships do not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs & Co., RBC Capital Markets or their respective affiliates.

9.          Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person or entity except (a) your subsidiaries, the Company and to your and their respective directors, officers, employees, affiliates, members, partners, prospective (solely with respect to you) and actual investors, attorneys, accountants, independent auditors, agents and other advisors on a confidential basis in writing and such parties agree to keep such information confidential (provided, that any disclosure of the Fee Letter or its contents to the Company’s directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties and you in respect of the amounts of fees (but not the aggregate amount of fees) described in the Fee Letter (unless the Commitment Parties otherwise consent, which consent shall not be unreasonably withheld or delayed)), (b) in any legal, judicial or administrative proceeding (in which case you agree to inform each of us in writing promptly thereof)), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the contents of the Fee Letter, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Term Loan Facility and (ii) in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder, as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency and (f) after your acceptance hereof, the Term Sheets, including the existence and contents thereof (but not the Fee Letter) may be disclosed to any Term Loan Lenders or participants or prospective Term Loan Lenders or prospective participants and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is one year following the termination of this Commitment Letter in accordance with its terms unless earlier superseded by the Definitive Documentation.

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The Commitment Parties shall use all information received by them in connection with the Acquisition and the Transactions (including any information obtained by them based on a review of the books and records relating to you, the Company and your or their subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Definitive Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Term Loan Lenders or participants or prospective Term Loan Lenders or participants or prospective swaps or derivatives counterparties, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors of such Commitment Party (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter and (g) to the extent applicable and necessary to establish a due diligence defense; provided, further, that the disclosure of any such information pursuant to clause (a) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in the Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. In addition, each Commitment Party may disclose the existence of the Term Loan Facility and the information about the Term Loan Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Term Loan Facility. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the Definitive Documentation. Notwithstanding anything to the contrary in this Commitment Letter, under no circumstance will we or our affiliates knowingly disclose any confidential information to a Disqualified Institution (except pursuant to clauses (b) and (f) above).

10

10.          Further Assurances.

You hereby agree to use commercially reasonable efforts (and to use commercially reasonable efforts to cause the Borrower) to cooperate with each of S&P and Moody’s to prevent the occurrence of a Change of Control Triggering Event.

11.          Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (i) by you, at your option, to (x) the Company or the Borrower on the Acquisition Funding Date or (y) another newly formed domestic shell entity that is controlled by you, which will, directly or indirectly, or through a wholly-owned domestic subsidiary, control the Company after giving effect to the Transactions and, upon the effectiveness of such assignment, shall assume all of your obligations and liabilities hereunder , (ii) by us as expressly contemplated, and subject to the limitations set forth, under Section 2 above) and (iii) with respect to the commitments of GS hereunder, to Goldman Sachs Lending Partners LLC (“GSLP”) so long as and to the extent GSLP expressly assumes all of the rights and obligations of GS hereunder with respect to such commitments in a writing executed in favor of you without the prior written consent of each other party hereto, not to be unreasonably withheld or delayed (and any purported assignment without such consent shall be null and void).

This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. Notwithstanding the foregoing, but subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder; provided that with respect to the commitments of each Commitment Party, any assignments thereof to an affiliate or branch thereof will not relieve any such Commitment Party from any of its obligations hereunder unless and until, such affiliate or branch shall have funded the portion of the commitment so assigned (and then only to the extent of the amount so funded). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “pdf”, “tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the subject matter hereof and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and Susquehanna Material Adverse Effect (as defined in the Merger Agreement) and whether there shall have occurred a Company Material Adverse Effect or Susquehanna Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Merger Agreement and (c) whether the Merger Agreement Representations are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Merger Agreement, shall be determined in accordance with the laws

11

of the State of Delaware without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction. Each of the parties hereto irrevocably agrees to waive all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby or the performance of services hereunder and (b) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or the judgment or in any other matter provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Term Loan Facility is subject to the conditions specified herein, including the execution and delivery of the Definitive Documentation by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that the commitments provided hereunder are subject only to those conditions set forth on Exhibit B hereto and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter therein.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001), as amended (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each of the Borrower and each Subsidiary Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Term Loan Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Term Loan Lender.

The indemnification, confidentiality (subject to the last sentence in the first paragraph of Section 9 hereof), jurisdiction, governing law, no agency or fiduciary duty, conflict waiver, waiver of jury trial, service of process, venue submission and syndication provisions contained herein shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) your obligations with respect to syndication, which shall survive only until the expiration of the Syndication Period, at which time such obligations shall terminate and be of no further force and effect, (b) confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof and (c) the provisions relating to no fiduciary duty) shall automatically terminate and be of no further force and effect to the extent superseded by the Definitive Documentation on the Acquisition Funding Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may (upon written notice to the Commitment Parties at any time), at your option, terminate this Commitment Letter and the commitments hereunder in whole or in part.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on June 2, 2016. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Acquisition Funding Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date of the termination of the Merger Agreement in accordance with its terms prior to the closing of the Acquisition, (b) the date of the closing of the Acquisition without the use of the Term Loan Facility and (c) the “End Date” in the Merger Agreement (as in effect on the date hereof), then this Commitment Letter and the commitments hereunder shall automatically terminate.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Project Revere Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ Frank Lambrinos
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

[Signature Page to Project Revere Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Kevin Crealese
	Name:	Kevin Crealese
	Title:	Managing Director

[Signature Page to Project Revere Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ryan Williams
	Name:	Ryan Williams
	Title:	Authorized Signatory

[Signature Page to Project Revere Commitment Letter]

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Craig Molson
	Name:	Craig Molson
	Title:	Managing Director

By:	/s/ Manfred Affenzeller
	Name:	Manfred Affenzeller
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Craig Molson
	Name:	Craig Molson
	Title:	Managing Director

By:	/s/ Manfred Affenzeller
	Name:	Manfred Affenzeller
	Title:	Managing Director

[Signature Page to Project Revere Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ William Graham
	Name:	William Graham
	Title:	Managing Director

[Signature Page to Project Revere Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Timothy Dilworth
	Name:	Timothy Dilworth
	Title:	Managing Director

[Signature Page to Project Revere Commitment Letter]

Accepted and agreed to as of
the date first above written:

CRJ PARENT LLC

By:	/s/ Carl L. Williams
Name: Carl L. Williams
Title: Authorized Person

RPH PARENT LLC

By:	/s/ Carl L. Williams
Name: Carl L. Williams
Title: Authorized Person

SPH PARENT LLC

By:	/s/ Carl L. Williams
Name: Carl L. Williams
Title: Authorized Person

RJS MERGER SUB INC.

By:	/s/ Carl L. Williams
Name: Carl L. Williams
Title: Authorized Person

[Signature Page to Project Revere Commitment Letter]

Citibank, N.A., hereby acknowledges receipt of this Commitment Letter and the intent for the Term Loan Facility described therein to be joined to the Guarantee and Collateral Agreement and Collateral Trust and Intercreditor Agreement as further described in the Commitment Letter.

CITIBANK N.A.,
as Collateral Trustee

By:	/s/ Michael V Moore
Name: Michael V Moore
Title: Vice President

Signature Page to Project Revere Commitment Letter

SCHEDULE 1

COMMITMENTS

Commitment Party	Term Loan Facility
Goldman Sachs Bank USA	20%
Royal Bank of Canada	20%
Barclays Bank PLC	12%
Credit Suisse AG	12%
Deutsche Bank AG New York Branch	12%
Morgan Stanley Senior Funding, Inc.	12%
MUFG	12%
TOTAL	100%

Schedule 1-1

EXHIBIT A

$1,100,000,000 Senior Secured Term Loan B Facility

Summary of Principal Terms

Set forth below is a summary of the principal terms for the Term Loan Facility to be provided pursuant to the Commitment Letter to which this Exhibit A is attached. The terms of the Term Loan Facility are to be effectuated via a credit facility (consistent with the “Definitive Documentation / Documentation Principles” section set forth below), to be effective on the Acquisition Funding Date. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in (a) the Commitment Letter to which this Exhibit A is attached or in the other Exhibits (including the Annexes hereto and thereto) attached thereto or (b) to the extent not otherwise defined therein, the Existing Credit Agreement (as defined below). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Borrower:	Talen Energy Supply, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (the “Borrower”).

Agent:	GS will act as administrative agent under the Definitive Documentation (as defined below), and will perform the duties customarily associated with such role (“Agent”).

Lead Arrangers:	GS, RBCCM, Barclays, CS Securities, DBSI, MSSF and MUFG will act as the lead arrangers for the Term Loan Facility (together, the “Lead Arrangers”), and will perform the duties customarily associated with such role. Other lead arrangers reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) may be appointed by the Borrower as contemplated in the Commitment Letter.

Facility:	Up to $1,100 million in aggregate principal amount.

Definitive Documentation / Documentation Principles:	The Term Loan Facility shall be a standalone term loan credit facility, based on and consistent with that certain Credit Agreement, dated as of June 1, 2015, among the Borrower (formerly PPL Energy Supply, LLC), Citibank, N.A., as administrative agent and the other parties thereto, as amended by the Consent Agreement, dated as of April 26, 2016 (as in effect as of the date hereof, the “Existing Credit Agreement”), and the related guarantee agreements, security agreements and intellectual property security agreements executed and/or delivered in connection with the Existing Credit Agreement, including the First Lien Intercreditor Agreement (as defined in the Existing Credit Agreement; also referred to herein as the “Collateral Trust and Intercreditor Agreement”) (in each case, as in effect as of the date hereof), as modified to reflect (i) the terms expressly provided in this Exhibit A, (ii) the term loan facility structure and (iii)

Exhibit A-1

the administrative agency, operational and other miscellaneous related administration provisions customary for the Administrative Agent (collectively, the “Definitive Documentation”). The Definitive Documentation shall contain the LSTA “EU Bail-In” provisions.

Purpose:	The proceeds of the Term Loan Facility will be used as follows: (a) $850 million, as a backstop facility (the “Backstop Term Loan Facility”) for the Borrower’s “dual trigger put” obligations under its existing tax exempt bond facilities (Series 2009A, 2009B and 2009C) and existing Senior Notes, 6.50% Series due 2025 (collectively, the “Change of Control Indebtedness”), and (b) the remainder, in connection with the Transactions and/or for general corporate purposes.

Availability:	The proceeds of the Term Loan Facility will be available in a single drawing on the Closing Date.

Commitment Reduction:	On the date (the “Change of Control Expiration Date”) that the Purchasers deliver written notice to the Commitment Parties that all specified periods with respect to the “dual trigger put” obligations in each series of Change of Control Indebtedness (including any permitted extensions thereof) have expired without the occurrence of a Change of Control Triggering Event (as defined in each series of Change of Control Indebtedness), the Commitment shall be automatically and ratably reduced by an amount equal to the Backstop Term Loan Facility.

Incremental Facility:	None.[2]

Maturity:	Seven (7) years following the Acquisition Funding Date (“Maturity”).

Amortization:	Equal quarterly installments of 0.25% of the original principal amount of the Term Loan Facility from the first full fiscal quarter following the Acquisition Funding Date until Maturity, with a final balloon payment equal to the balance payable at Maturity.

Interest Rate:	At the option of the Borrower, LIBO Rate plus 5.75% or Base Rate plus 4.75% (the “Interest Rate”).

MFN for Incremental Term Loans:	50 bps for the first 18 months after the Acquisition Funding Date in respect of any pari passu secured incremental term loan indebtedness incurred pursuant to the accordion feature of the Existing Credit Agreement (including, for the avoidance of doubt, any other pari passu secured term loan credit facilities incurred in accordance with such accordion feature and outside the Existing Credit Agreement,

1 NTD: Definitive Documentation to permit the use of the accordion under the Existing Credit Agreement (as in effect as of the date hereof), subject to the provisions hereof (including flex).

Exhibit A-2

and excluding any such indebtedness incurred in reliance on the general debt basket of the Existing Credit Agreement).

LIBO Rate Floor:	1.00%.

Issue Price:	98.00%.

Default Rate:	The Interest Rate on overdue amounts after an Event of Default will be increased by 2.00%.

Guarantees:	The Agent, on behalf of the Term Loan Lenders, shall have the benefit of the existing guarantees in the Guarantee and Collateral Agreement (as defined in the Existing Credit Agreement as in effect on the date hereof) pursuant to an Accession Agreement (as defined in the First Lien Intercreditor Agreement).

Ranking:	Pari passu in right of payment with all senior secured debt of the Borrower (including the Initial Revolving Loans under the Existing Credit Agreement) pursuant to the First Lien Intercreditor Agreement.

Collateral:	The Agent, on behalf of the Term Loan Lenders, shall accede to the existing Security Documents (as defined in the Existing Credit Agreement as in effect on the date hereof) pursuant to an Accession Agreement.

Prepayments:	Upon terms usual and customary for term loan B facilities, solely with respect to asset dispositions, events of loss and incurrence of indebtedness, in addition to a 50% excess cash flow sweep at Senior Secured Leverage Ratios greater than or equal to 3.25:1.00, with step-downs to 25% at Senior Secured Leverage Ratios less than 3.25:1.00 but greater than or equal to 2.25:1.00 and to 0% at Senior Secured Leverage Ratios less than 2.25:1.00.

Prepayment Penalty:	101 “soft call” for first six months.

Conditions Precedent to Borrowing:	Those conditions expressly set forth in Exhibit B to the Commitment Letter.

Representations and Warranties:	Same as Existing Credit Agreement.

Affirmative Covenants:	Same as Existing Credit Agreement.

Exhibit A-3

Negative Covenants:

Same as Existing Credit Agreement, with the following modifications:

•      Restricted Payments “builder basket” (Sec. 10.03(a)(B) of the Existing Credit Agreement) to reflect the Transactions and to reset to $0 following the Acquisition Funding Date.

•      Following the Acquisition Funding Date, Restricted Payments “builder basket” (Sec. 10.03(a)(B) of the Existing Credit Agreement) to be subject to pro forma compliance with a Senior Secured Leverage Ratio of less than 2.00:1.00.

•      General basket for Restricted Payments (Sec. 10.03(b)(xiii) of the Existing Credit Agreement) to be reduced to a fixed amount of $100 million with no “grower” prong.

•      General basket for Permitted Investments (clause (v) of the definition thereof in the Existing Credit Agreement) to be reduced to the greater of (i) $250 million and (ii) 2.50% of Consolidated Total Assets.

•      General basket for Designated Noncash Consideration received for any Asset Sale (Sec. 10.08(b)(iv) of the Existing Credit Agreement) to be reduced to the greater of (i) $250 million and (ii) 2.50% of Consolidated Total Assets.

Financial Covenants:	None.

Events of Default:	Same as Existing Credit Agreement, with the following modification: the Event of Default with respect to a Change of Control (Sec. 11.09 of the Existing Credit Agreement) shall exclude transfers to “Qualified Purchasers” (definition to be reasonably agreed).

Voting:	Same as Existing Credit Agreement.

Cost and Yield Protection:	Same as Existing Credit Agreement.

Assignments:	Same as Existing Credit Agreement.

Expenses and Indemnification:	Same as Existing Credit Agreement.

Counsel to Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.

Exhibit A-4

EXHIBIT B

CONDITIONS

The availability and funding of the Term Loan Facility shall be subject only to the satisfaction (or waiver by each Lead Arranger) of the following conditions. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in (a) the Commitment Letter to which this Exhibit B is attached or in the other Exhibits (including the Annexes hereto and thereto) attached thereto or (b) to the extent not otherwise defined therein, the Existing Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

1.          The Transactions shall be consummated substantially concurrently with the Term Loan Facility becoming available to the Borrower and in all material respects in accordance with the Merger Agreement, without waiver or amendment thereof (including any change in the purchase price) that is materially adverse to the Term Loan Lenders or the Lead Arrangers unless consented to by the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) (it being agreed that (i) any increase in the purchase price shall not be materially adverse to the Term Loan Lenders so long as such increase is funded by the Company, you or the Parent (other than with indebtedness), and (ii) any decrease in the purchase price shall not be materially adverse to the Term Loan Lenders so long as such decrease is applied to a reduction to the Term Loan Facility.

2.          Subject to the Limited Conditionality Provision, the Definitive Documentation in respect of the Term Loan Facility shall have been executed and delivered by all parties thereto on terms not inconsistent with the terms and conditions set forth in this Commitment Letter (including the attachments hereto) and the Fee Letter.

3.          The Merger Agreement Representations and Specified Representations shall be true and correct in all material respects on the Acquisition Funding Date.

4.          From the date of the Merger Agreement through the Acquisition Funding Date, no change, event, occurrence, fact, development, circumstance, condition or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have (i) a Company Material Adverse Effect (as defined in the Merger Agreement as in effect as of the date hereof) or (ii) a Susquehanna Material Adverse Effect (as defined in the Merger Agreement as in effect as of the date hereof).

5.          The Lead Arrangers shall have received (a) (i) the audited financial statements, including combined balance sheets, statements of operations, statements of cash flows, statements of stockholders equity of the Company, as of and for the years ended December 31, 2015 and December 31, 2016 and (ii) the audited financial statements, including combined balance sheets, statements of operations, statements of cash flows, statements of stockholders equity of PPL Energy Supply, LLC, as of and for the years ended December 31, 2013 and December 31, 2014; (b) within 45 days after the end of each subsequent interim fiscal quarter, unaudited financial statements, including consolidated balance sheets, statements of operations and statements of cash flows of the Company for such fiscal quarter and for the comparable periods of the preceding fiscal year; and (c) a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower on a consolidated basis as of the last day of and for the most recently completed four fiscal quarter period ending prior to the Acquisition Funding Date for which financial statements were required to be delivered pursuant to the preceding clause (b), prepared after giving effect

Exhibit B-2

to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income). Each Lead Arranger hereby acknowledges that the Company’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b) as applicable, of this paragraph (and each Lead Arranger hereby acknowledges receipt of the audited financial statements required under clause (a) of this paragraph). For the avoidance of doubt, receipt (and not approval) by the Lead Arrangers of the financial information specified in clauses (a), (b) and (c) shall satisfy this condition.

6.          All fees required to be paid on the Acquisition Funding Date pursuant to the Fee Letter and all expenses required to be paid on the Acquisition Funding Date pursuant to the Commitment Letter, in the case of expenses to the extent invoiced at least three business days prior to the Acquisition Funding Date, shall have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Loan Facility).

7.          The Term Loan Lenders shall have received at least three business days prior to the Acquisition Funding Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Commitment Parties at least ten business days in advance of the Acquisition Funding Date.

8.          The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of not less than twenty (20) consecutive Business Days (as defined in the Merger Agreement) prior to the Acquisition Funding Date, commencing on the delivery of the financial information referred to in paragraph 5 above and such other information customarily delivered for the preparation of the Confidential Information Memorandum, to syndicate the Term Loan Facility; provided, that (x) the Marketing Period shall either end on or prior to August 17, 2016 or, if the Marketing Period has not ended on or prior to August 17, 2016, then the Marketing Period shall commence no earlier than September 6, 2016, (y) July 1-5, 2016, October 10, 2016, and November 23-27, 2016 shall not be considered Business Days for purposes of this definition and (z) the Marketing Period shall either end on or prior to December 21, 2016 or, if the Marketing Period has not ended on or prior to December 21, 2016, then the Marketing Period shall commence no earlier than January 2, 2017.

9.          Subject to the Limited Conditionality Provision, the Lead Arrangers shall have received customary legal opinions (including a no-conflicts opinion with respect to material debt documents, including, without limitation, the Existing Credit Agreement), customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Subsidiary Guarantors, and a solvency certificate substantially in the form of Exhibit C attached hereto, as of the Acquisition Funding Date and after giving effect to the Transactions.

10.         Subject to the Limited Conditionality Provision, the Lead Arrangers shall have received copies of all UCC, lien, judgment and litigation searches with respect to the Borrower and the Subsidiary Guarantors, and any documents and instruments required to create and perfect the security interests in the Collateral shall have been executed and delivered, and, if applicable, be in proper form for filing.

Exhibit B-3

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[_____], 201[_]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the [describe Term Loan Credit Agreement] (as amended, supplemented or otherwise modified, the “Term Loan Credit Agreement”), by and among Talen Energy Supply, LLC (the “Borrower”) and the lending institutions from time to time parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Term Loan Credit Agreement.

I, [Name of CFO or officer with equivalent duties], the [Chief Financial Officer][other title] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.            For purposes of this Certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)          “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)          “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through Maturity, Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)          “Do not have Unreasonably Small Capital”

Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through Maturity. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.            Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3.            In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Term Loan Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit C-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

TALEN ENERGY SUPPLY, LLC

By:
Name:
	Title:	[Chief Financial Officer][Other Title]

Exhibit C-3